UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

Trustreet Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 540-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2006, Trustreet Properties, Inc. (the “Company”) entered into a first amendment (the “Amendment”) to the Credit Agreement, dated as of April 8, 2005 (the “Credit Facility”), by and among the Company, as borrower, the certain subsidiaries of the Company, as guarantors, the lenders party thereto, Bank of America, as administrative agent, letter of credit issuer and swing line bank, and Banc of America Securities LLC, as soled lead arranger and sole book manager. The Amendment makes the following material changes to the Credit Facility:

•
A new “accordion” feature was added that provides the Company the option to increase the aggregate amount that may be borrowed under the Credit Facility by up to an additional $200 million (to a maximum of $650 million), which additional amounts may be in the form of revolving or term loans (or a combination of revolving and term loans), at the option of the Company; and

•
The rate of interest paid by the Company on revolving loans has been revised to fluctuate based on the Company’s consolidated leverage ratio (as calculated under the Credit Facility). Under the Credit Facility, the interest rates payable on revolving loan commitments will be either a Eurodollar revolving loan rate, which is based on LIBOR plus an “applicable margin,” or a base revolving loan rate equal to (i) the greater of (x) the prime rate or (y) the federal funds effective rate plus 0.5% plus (ii) an “applicable margin.” The applicable margins for revolving loans are presented on the following grid:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Revolving Loan Rate	Applicable Margin for Base Revolving Loan Rate
Less than or equal to 45%	1.00%	0
Greater than 45% but less than or equal to 50%	1.25%	0
Greater than 50% but less than or equal to 60%	1.50%	0.25%
Greater than 60%	1.75%	0.50%

At the Company’s current consolidated leverage ratio, the annual interest rate payable by the Company on revolving loans is a per annum rate equal to (a) LIBOR plus 1.5% or (b) (i) the greater of (x) the prime rate or (y) the federal funds effective rate plus 0.5% plus (ii) 0.25%.

The Amendment does not alter the rate of interest payable with respect to term loans.

•
The availability of funds under the Credit Facility has been enhanced through a revision of the calculation of the Company’s “borrowing base” under the Credit Facility. The lenders under the Credit Facility may not extend revolving loans to the Company if total amounts outstanding under the Credit Facility would exceed the borrowing base. The borrowing base now equals 55% (formerly 50%) multiplied by the Company’s “borrowing base asset value” under the Credit Facility, less certain amounts guaranteed by subsidiaries of the Company. In addition, the capitalization rate used in calculating the “borrowing base asset value” has been reduced to 8% from 9%, meaning the “borrowing base asset value” will be larger as calculated under the Amendment.

•	In addition, revisions were made with respect to certain of the Company’s covenants under the Credit Facility.

The Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 28, 2006, the Company entered into the Amendment, the terms of which are described in Item 1.01 above.

Item 8.01. Other Events

On October 2, 2006, the Company issued a press release announcing that it has entered into the Amendment, the terms of which are described in Item 1.01 above. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 First Amendment to Credit Agreement, dated as of September 28, 2006, by and among the Registrant, as borrower, certain subsidiaries of the Registrant, as guarantors, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Banc of  America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and the lenders party thereto.

99.1 Press release relating to First Amendment to Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2006	TRUSTREET PROPERTIES, INC.
	By:	/s/ Steven D. Shackelford
Steven D. Shackelford
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
First Amendment to Credit Agreement, dated as of September 28, 2006, by and among the Registrant, as borrower, certain subsidiaries of the Registrant, as guarantors, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and the lenders party thereto.

99.1	Press release relating to First Amendment to Credit Agreement.